Exhibit 10.27

Lynn I. Elsenhans Chief Executive Officer and Presldent

[LOGO]	Sunoco. Inc. 1735 Market Street Ste LL Philadelphia PA19103-7583

January 12, 2009

Mr. Dennis Zeleny

3	Centre Court

Wilmington, DE 19807

Dear Dennis:

Below are the specifics of an offer to you to join Sunoco, Inc. as its Senior Vice President and Chief Human Resources Officer effective January 20, 2009. You are required to complete a physical examination and substance screening as soon as possible prior to your start date. Your examination and screening will be coordinated by Teresa Gavigan. This offer is subject to Compensation Committee approval of this offer letter and associated equity awards, a satisfactory result on the substance screening, a customary background check to be conducted by Spencer Stuart as a part of their executive search service, and Board approval of your election as Senior Vice President and Chief Human Resources Officer which will be sought prior to the effective date.

Compensation

For 2009, your annual rate of pay, your salary, will be $475,000 and your target bonus under the annual Executive Incentive Plan (“EIP”) will be 60% of your salary or $285,000, for total annualized targeted cash compensation of $760,000. The actual annual bonus earned can range from 0% to 200% of target depending on how well the company performs. Since 2009 will be a partial year, any 2009 salary will be that earned based on the portion of the year you actually serve, and your EIP amount also will be prorated based on the portion of the year you actually serve. For 2009, your bonus will be a minimum of $150,000 to be paid outside of the EIP if your EIP calculated amount would be less than $150,000. If, however, your EIP calculated amount is equal to or greater than $150,000, you will receive the amount under the EIP and will receive no bonus outside the plan. After 2009 your bonus will be dependent on the amounts awarded in the EIP. The specific performance targets for the EIP will be established by the Compensation

January 12, 2009

Committee each year and the metrics are subject to change in future years at the discretion of the Committee.

Subject to Compensation Committee approval at its January 20, 2009 meeting, you will be awarded equity grants equal in value to $600, 000, subject to the provisions of the Equity Awards Policy. The grants will be equally split in value between stock options, calculated under the valuation method used by the company’s compensation consultant, and performance-based common stock units (“CSUs”) using the closing common stock share price at the time of grant to value the number of CSUs. The performance-based CSUs have historically measured the company’s performance over the three calendar years following the grant date. The CSU performance metrics will be determined by the Compensation Committee during the first quarter of 2009. The Committee most likely will approve the performance measure of Total Shareholder Return measured against the proxy peer companies. Please note that the performance metrics and mix are reviewed annually by the Compensation Committee, and are subject to change in future years at the discretion of the Committee. The equity awards will be made under LTPEP II, and you will receive separate award documents. Awards made after 2009 are at the discretion of the Committee.

Additionally, you will receive a one-time grant of restricted share units equal in value to $300,000 at the date of grant, which will be on January 20,2009. The number of share units awarded will be determined on the date of grant, by dividing the targeted value by the closing common stock share price on the grant date, subject to rounding down to the nearest whole number of share units. The share units will vest, subject to the rounding to whole share units, on the third anniversary of the grant date. The distribution will be made to you in the form of net common shares after taxes within 30 days of the vesting date. Dividend equivalents accrued up through the vesting date will be paid in cash net of required taxes. A voluntary termination by you or termination by the company for any reason, other than pursuant to a change in control, will result in the forfeiture of unvested share units. All long-term incentive awards granted to our executive officers are made under the company’ s Long-Term Performance Enhancement Plan II (“LTEP II”), and you will receive a separate award document related to this sign-on equity award at the grant date. In addition to the sign-on equity award you will be granted a one-time cash award of S100,000 on the first anniversary of your employment, paid net of taxes. The sign-on cash award is subject to the same termination conditions as the one-time sign-on equity award above.

January 12, 2009

Stock Ownership Guidelines

Sunoco executives are subject to stock ownership guidelines that are expected to be met within 5 years. The ownership guidelines, expressed as a multiple of base salary, vary by job level. For the Chief Human Resources Officer, the guideline is currently three times the annual salary. Restricted share units and CSUs do not count toward these share ownership guidelines until fully vested, and stock options do not count toward these guidelines until exercised, and, in each case, the underlying shares received.

Vacation

You will be entitled to 25 days of paid vacation annually. In addition, you will also be allocated two paid floating holidays each year. These floating holidays are in addition to the normal company designated holidays. Since 2009 will be a partial year, your vacation will be pro rated.

Benefits

Sunoco provides a full range of benefits for most of its salaried employees including comprehensive health plans, disability, life insurance, savings and pension plans. The disability plan requires a mandatory employee contribution of 0.5% of base salary for the first 10 years of employment.

You will be entitled to and encouraged to have a thorough annual physical examination performed at no cost to you. Memberships in certain, limited clubs used strictly for business purposes will be paid for by the company. Sunoco has a policy of supporting its executives who serve on approved non-profit organizations through matching contributions subject to certain limitations.

You will participate in the company’s non-qualified Executive Retirement Plan (“SERP”) as well as its qualified cash balance pension plan. The SERP provides for a mid-career 2.25% accrual rate for each year multiplied by your final average pay as defined in the plan. The SERP benefit is reduced by amounts accrued under any other Sunoco pension plans. The Sunoco savings plan, SunCap, matches your contributions up to 5% of your salary. Eligibility for the company match commences after one year of service. Matching amounts in excess of statutory limits will be provided in the company’s non-qualified Savings Restoration Plan.

Every executive, including the SVP and Chief Human Resources Officer, is an employee at will. You will be eligible to participate in The Sunoco, Inc.

January 12, 2009

Executive Involuntary Severance Plan, which provides severance payments in the event of an involuntary termination other than for cause. You will also be eligible to participate in the Sunoco, Inc. Special Executive Severance Plan, which provides severance benefits to an executive whose employment is involuntarily terminated or who resigns for good reason in connection with or following a change in control, except you will not be eligible for the gross-up payment and the associated benefits provided in Section 4.7, ”Parachute Payments” of the plan.

Sunoco currently provides former employees with post employment medical benefits. To be eligible for subsidized medical benefits under the current plan, you must be at least age 55 years of age and have a minimum of 10 years of service. To participate in the plan without a subsidy, you must be at least age 55 and have a minimum of 5 years of service.

More complete descriptions of Sunoco’s plans including the Summary Plan Descriptions and plan documents are available to you. The Board and/or the company do reserve the right to make changes to its employee policies, procedures and plans at any time.

Please review this offer letter. If you elect to accept our offer, please sign and return to us a counterpart signature page.

We are pleased to make this offer to you and look forward to hearing from you, and to your joining Sunoco.

Sincerely,

/s/ Lynn L. Elsenhans

Lynn L. Elsenhans

Chairman, Chief Executive Officer

and President

I accept this offer to be Senior Vice President and Chief Human Resources Officer of Sunoco, Inc.

/s/ Dennis Zeleny

Signature